TWIN DISC, INCORPORATED

1328 Racine Street, Racine, Wisconsin 53403

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OCTOBER 20, 2006

     NOTICE IS HEREBY GIVEN TO THE SHAREHOLDERS OF TWIN DISC, INCORPORATED

     The Annual Meeting of Shareholders of Twin Disc, Incorporated, a Wisconsin corporation, will be held at 2 P.M. (Central Daylight Time) on Friday, October 20, 2006, at the Corporate Offices, 1328 Racine Street, Racine, Wisconsin for the following purposes:

1.	Election of two Directors to serve until the Annual Meeting in 2009.

2.	Approval of the amended Twin Disc, Incorporated, 2004 Stock Incentive Plan

3.	To transact any other business that may properly come before the meeting.

     Only holders of record of shares of common stock of the Corporation at the close of business on September 1, 2006, shall be entitled to vote at the meeting.

     A proxy appointment and proxy statement are enclosed herewith. The proxy appointment shows the form in which your shares are registered. Your signature should be in the same form.

Christopher J. Eperjesy
Secretary

September 29, 2006

     IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN YOUR PROXY APPOINTMENT IN THE ENCLOSED ENVELOPE OR VOTE VIA THE INTERNET OR BY TELEPHONE BEFORE THE APPLICABLE DEADLINE STATED IN THE PROXY STATEMENT. IF YOUR PROXY APPOINTMENT IS NOT RECEIVED BY THE SECRETARY, OR IF YOU DO NOT VOTE VIA INTERNET OR TELEPHONE, BEFORE THE APPLICABLE DEADLINE, YOUR PROXY APPOINTMENT WILL BE RULED INVALID. SHOULD YOU FIND IT CONVENIENT TO ATTEND THE MEETING PERSONALLY, AND DESIRE TO VOTE IN PERSON, YOU MAY REQUEST BEFORE ANY VOTE THAT YOUR PROXY APPOINTMENT BE RETURNED TO YOU, OR THAT YOUR ELECTRONIC VOTE BE WITHDRAWN, IN ORDER THAT YOU MAY VOTE IN PERSON.

YOUR VOTE IS IMPORTANT!
PLEASE SIGN, DATE AND RETURN
THE ENCLOSED PROXY APPOINTMENT
IMMEDIATELY.

2006 Proxy Statement
TWIN DISC, INCORPORATED
September 29, 2006

DATE, TIME AND PLACE OF MEETING

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies for use at the Annual Meeting of Shareholders to be held at 2 P.M. (Central Daylight Time), at the Corporate Offices, 1328 Racine Street, Racine, Wisconsin on Friday, October 20, 2006, or any adjournment thereof. Holders of common stock of record at the close of business on the first day of September 2006, are entitled to vote at the meeting and each shareholder shall have one vote for each share of common stock registered in the shareholder’s name. Shares represented by a signed proxy appointment will be voted in the manner specified in the form of proxy or, if no specification is made, in favor of each of the propositions mentioned therein. The presence of a majority of the outstanding shares of common stock of the Corporation, either in person or represented by a signed proxy appointment or electronic proxy vote, will constitute a quorum at the meeting. The Corporation intends to mail this statement to shareholders on or about September 29, 2006.

PROXY APPOINTMENT AND REVOCATION

     Shareholders may vote by delivery, either in person, by mail or by messenger, of the enclosed proxy appointment form. Appointment forms must be received by the Secretary not less than 48 hours prior to the date of the meeting. The proxy appointment form must be signed in handwriting. The signature must be sufficiently legible to allow the inspector to distinguish it as representing the name of the registered shareholder, or must be accompanied by a rubber stamp facsimile or hand-printed name, including the shareholder’s surname and either the shareholder’s first or middle name as represented on the corporate records, and any titles, offices or words indicating agency which appear in the corporate records. PROXY APPOINTMENT FORMS NOT MEETING THE ABOVE REQUIREMENTS WILL BE RULED INVALID.

     Shareholders may also vote via the Internet by accessing www.proxyvoting.com/twin or by telephone at 1-866-540-5760. The telephone and Internet voting procedures are designed to authenticate the shareholder’s identity, to allow the shareholder to give voting instructions and to confirm that such instructions have been properly recorded. Shareholders may vote via the Internet or by telephone up to 11:59 PM Eastern Time the day before the annual meeting. Shareholders that vote via the Internet should understand that there might be costs associated with electronic access that they must bear, such as usage charges from Internet access providers and telephone companies.

     The person giving the proxy may revoke it before it is exercised, either in person, by mail or by messenger, by submitting a later dated proxy appointment form to the Secretary at least 48 hours prior to the date of the meeting. If the proxy was voted via the Internet or by telephone, the person may revoke the proxy by entering a new vote via the Internet or telephone prior to the time that Internet and telephone voting closes. The person giving the proxy may also revoke it by openly stating the revocation at the meeting, by voting at the meeting in person, or by delivering a signed written statement revoking the proxy to the Secretary prior to the date of the meeting. ANY ATTEMPTED REVOCATIONS NOT MEETING THE ABOVE REQUIREMENTS WILL BE RULED INVALID.

RECORD DATE

The record date with respect to this solicitation is September 1, 2006. On September 1, 2006, there were outstanding 5,841,608 shares of common stock of the Corporation entitled to vote at the Annual Meeting. There also are 200,000 shares of no-par preferred stock authorized, of which 50,000 shares have been designated Series A Junior Preferred Stock, but none are outstanding.

SHAREHOLDER PROPOSALS FOR 2007

     If a shareholder wishes to present a proposal for consideration for inclusion in the Notice of the Meeting and Proxy Statement for the 2007 Annual Meeting, the proposal must be received at the Corporation’s principal executive offices no later than June 1, 2007. Shareholder proposals received later than July 31, 2007 will be considered untimely, and will not be considered at the Corporation’s 2007 Annual Meeting.

PERSONS MAKING THE SOLICITATION

     The proxy is being solicited by the Corporation’s Board of Directors and will be voted in favor of the Directors’ recommendations on each and all matters properly brought before the meeting, unless the undersigned shareholder specifically instructs the holder or holders of the proxy to the contrary.

VOTES REQUIRED FOR APPROVAL OR ELECTION AND HOW VOTES WILL BE COUNTED

     With respect to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. The affirmative vote of a majority of the votes cast at the annual meeting (assuming a quorum is present) shall be required for the election of directors.

     With respect to the approval of the amended Twin Disc Incorporated 2004 Stock Incentive Plan, the amendments will be adopted if approved by the affirmative vote of at least a majority of the outstanding shares of the Company’s common stock that are represented at the annual meeting (either in person or by proxy) and are voted in connection with the amendments to the Plan

     Abstentions may be specified on all proposals submitted to shareholders, other than for the election of directors. Abstentions will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, but shall not be counted as voted shares for purposes of the meeting.

     In certain instances, brokers who hold shares in street name for customers may have authority to vote on certain items when they have not received instructions from the beneficial owners of the shares. With respect to routine matters, including the election of directors, brokers may vote their shares without specific instructions from the beneficial owners. However, under the rules of the NASDAQ Stock Market, brokers who hold shares in street name are not permitted to vote on certain non-routine matters, including the adoption or amendment of stock-based compensation plans, without specific instructions from the beneficial owners of the shares. A “broker non-vote” occurs on an item submitted for shareholder approval when the broker does not have the authority to vote on the item in the absence of instructions from the beneficial owner. Such “broker non-votes” will be counted for purposes of determining the presence or absence of a quorum.

PRINCIPAL SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

PRINCIPAL SHAREHOLDERS

     Based upon the records of the Corporation and filings with the Securities and Exchange Commission as of July 31, 2006, the following table sets forth the persons or group of persons having beneficial ownership (as defined by the Securities and Exchange Commission) of more than 5% of the issued and outstanding common stock of the Corporation.

Nature of
		Beneficial	Amount	Percent of
Name	Address	Ownership	Owned	Class

Michael E. Batten	3419 Michigan Blvd.	Power to vote	1,072,746(1)	18.4%
	Racine, WI	Beneficial	227,950(2)	3.9%

Dimensional Fund	1299 Ocean Ave.	Power to vote &	306,028	5.2%
Advisors	Santa Monica, CA	dispose of stock

(1)	Held as trustee under various trusts.

(2)	Includes 5,200 shares owned by the wife of Michael E. Batten and 66,000 subject to currently exercisable stock options.

DIRECTORS AND EXECUTIVE OFFICERS

     Based upon the records of the Corporation and filings with the Securities and Exchange Commission as of July 31, 2006, the following table sets forth the number of shares of common stock of the Corporation beneficially owned by each of the Directors of the Corporation, each of the executive officers named in the Summary Compensation Table and the number of shares beneficially owned by all Directors and executive officers of the Corporation as a group.

	Amount and Nature
Name of	of Beneficial		Percent of
Beneficial Owner	Ownership (1)		Class
Michael E. Batten	1,300,696	(2)	22.3%
Michael H. Joyce	172		*
Christopher J. Eperjesy	22,838	(4)	*
James E. Feiertag	10,417	(3)	*
John H. Batten	900		*
John A. Mellowes	12,400	(3)	*
David B. Rayburn	9,600	(3)	*
David L. Swift	15,400	(3)	*

George E. Wardeberg	12,800	(3)	*
David R. Zimmer	8,400	(3)	*
Harold M. Stratton II	2,400	(3)	*
All Directors and
Executive Officers
as a group (14 persons)	1,407,724 (3)		24.1%

* Denotes ownership of less than one percent of shares outstanding.

(1) Shares listed include any shares owned by a spouse, minor children and immediate relatives who share the same household as a Director or officer. Inclusion of any such shares is not to be considered an admission of beneficial ownership.

(2) Includes 5,200 shares held by Mr. Batten’s wife, 1,072,746 shares held by him as trustee under various family trusts, and 66,000 shares subject to presently exercisable stock options.

(3) Shares subject to currently exercisable stock options included in the above are as follows: Mr. Rayburn 8,400, Mr. Swift 14,200, Mr. Zimmer 7,200, Mr. Feiertag 6,500, Mr. Mellowes 11,200, Mr. Wardeberg 11,600, Mr. Stratton 1,200 and all Directors and executive officers as a group 128,100.

(4) Includes restricted stock grants of 22,000 shares. The restricted stock vests as follows: 3,000 in fiscal 2007, 16,000 in fiscal 2008 and 3,000 in fiscal 2009.

ELECTION OF DIRECTORS

     Two directors are to be elected for a term to expire at the annual meeting following the fiscal year ended June 30, 2009. Shares of common stock represented by properly executed proxy appointments in the accompanying form will be voted for the nominees listed for the term indicated unless authority to do so is withheld.

     The nominees for the Board of Directors and the Directors whose terms will continue and the class to which he has been or is to be elected are as set forth below. Each nominee and each Director was elected to his present term of office by a vote of shareholders at a meeting for which proxies were solicited. John H. Batten is the son of Michael E. Batten.

Served as
	Principal Occupation	Director
Name of Director	and other Public	Continuously
and Current Age	Company Directorships	Since

NOMINEES FOR DIRECTORS FOR TERMS TO EXPIRE IN 2009:

David B. Rayburn	President and	July 2000
Age 58	Chief Executive Officer,
Modine Manufacturing Company,
Racine, Wisconsin

(A manufacturer of heat
exchange equipment)

Malcolm F. Moore	President and	New nominee
Age 56	Chief Operating Officer,
Gehl Company,
West Bend, Wisconsin
(A manufacturer and distributor of
compact equipment for construction
and agricultural markets)

DIRECTORS WHOSE TERMS EXPIRE IN 2007:

John H. Batten	Executive Vice President since	December 2002
Age 41	October 2004; formerly Vice
President and General Manager
Marine & Propulsion since
October 2001

John A. Mellowes	Chairman and	October 1998
Age 68	Chief Executive Officer,
Charter Manufacturing Co.,
Mequon, Wisconsin
(A privately held producer of bar,
rod wire and wire parts)
Also Director,
Marshall & Ilsley Corporation

Harold M. Stratton II.	Chairman, President and Chief Executive Officer,	July 2004
Age 58	Strattec Security Corporation,
Milwaukee, Wisconsin
(A leading manufacturer of mechanical
locks, electromechanical locks and
and related security/access control
products for global automotive
manufacturers)

DIRECTORS WHOSE TERMS EXPIRE IN 2008:

Michael E. Batten	Chairman, President and Chief Executive Officer,	May 1974
Age 66	Twin Disc, Incorporated
Also Director,
Briggs & Stratton Corporation

David L. Swift	Former Chairman, President and	July 1995
Age 69	Chief Executive Officer,
Acme-Cleveland Corporation,
Pepper Pike, Ohio

(A manufacturer of diversified
industrial products)

David R. Zimmer.	Managing Partner,Stonebridge	July 1995
Age 60	Equity LLC, Troy,Michigan, since
2005 (A merger, acquisition and
value consulting firm)
Formerly Chief Executive Officer,
Twitchell Corporation,
Dothan, AL
(A privately held manufacturer
and marketer of highly engineered,
synthetic yarns, fabrics, extrusions,
and coatings)

CORPORATE GOVERNANCE

     The Company's business is conducted under the direction of the Board of Directors, pursuant to the laws of the State of Wisconsin and our Restated By-laws. Members of the Board of Directors are kept informed of the Company's business through discussions with the Chairman, President and Chief Executive Officer, and with key members of management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

     The Company reviewed its corporate governance policies and practices, particularly in light of the Sarbanes-Oxley Act of 2002 and rule changes made or proposed by the Securities and Exchange Commission and the NASDAQ Stock Market. We believe that our current policies and practices meet all applicable requirements. Our updated corporate governance policies, including updated charters for committees of the Board, are made available to our shareholders on our website, www.twindisc.com , and/or through appropriate mailings.

Board Independence

     The Company requires, as set forth in its Guidelines for Corporate Governance, that a majority of the Board members be independent outside directors. However, the Company is not opposed to having members of the Company's management, including the CEO, serve as directors. "Independent Director," as used here, means a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. At a minimum, to qualify as "independent," a director must so qualify under governing rules, regulations and standards, including those issued by the SEC and the NASDAQ Stock Market. The Nominating and Governance Committee of the Board shall assess independence on an ongoing basis, and each director is responsible for bringing to the attention of the Nominating and Governance Committee any changes to his or her status that may affect independence. In addition, the directors shall complete, on at least an annual basis, a questionnaire prepared by the Company that is designed to elicit information that relates to the independence assessment. A majority of the Company's current directors are Independent Directors.

     The Board has determined that the following directors are independent within the meaning of the SEC regulations, the listing standards of NASDAQ Stock Market and the Company's Guidelines on Corporate Governance: Messrs. Mellowes, Rayburn, Stratton, Swift, Wardeberg and Zimmer.

Guidelines for Business Conduct and Ethics

     Our Guidelines for Business Conduct and Ethics (our "Guidelines") summarize the compliance and ethical standards and expectations we have for all our employees, officers and directors with respect to their conduct in furtherance of Company business. It contains procedures for reporting suspected violations of the Guidelines, including procedures for the reporting of questionable accounting or auditing matters, or other concerns regarding accounting, internal accounting controls or auditing matters. These materials are also available in print to any shareholder upon request. If we make any substantive amendment to the Guidelines, we will disclose the nature of such amendment on our website or in a current report on Form 8-K. In addition, if a waiver from the Guidelines is granted to an executive officer or director, we will disclose the nature of such waiver on our website at www.twindisc.com or in a current report on Form 8-K.

DIRECTOR COMMITTEES AND ATTENDANCE

BOARD OF DIRECTORS MEETINGS AND ATTENDANCE

     The Corporation’s Board of Directors met 6 times during the year ended June 30, 2006. There were no absences from these meetings.

DIRECTORS COMMITTEE MEETINGS AND ATTENDANCE

     The Audit Committee met 5 times during the year. The Compensation Committee met 4 times during the year. The Pension and Finance Committees each met 2 times, and the Nominating and Governance Committee met 3 times during the year. Each Director attended at least 75% of the meetings requiring his attendance.

DIRECTOR COMMITTEE FUNCTIONS

Audit Committee

     The Company has a separately-designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.The charter of the Audit Committee is available on the Company's website, www.twindisc.com. The Board most recently revised its Audit Committee charter on April 16, 2004.

     In October of each year, the Board selects the members of the Audit Committee. All of the members of the Audit Committee are independent within the meaning of the SEC regulations, the listing standards of NASDAQ Stock Market and the Company's Guidelines for Corporate Governance. No member is qualified as an audit committee financial expert within the meaning of the SEC regulations or the NASDAQ Stock Market. The collective expertise of the Audit Committee is believed to be sufficient to carry out the duties of the Audit Committee.

     As set forth in the charter, the Audit Committee's purpose is to assist the Board of Directors in monitoring the:

•	Integrity of the Company's financial statements;
•	Independent auditor's qualifications and independence;
•	Performance of the Company's internal audit function and the independent auditors; and
•	Company's compliance with legal and regulatory requirements.

In carrying out these responsibilities, the Audit Committee, among other things:

•	Appoints the independent auditor for the purpose of preparing and issuing an audit report and to perform related work, and discusses with the independent auditor appropriate staffing and compensation;
•	Retains, to the extent it deems necessary or appropriate, independent legal, accounting or other advisors;
•

Oversees management's implementation of systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests; and reviews the activities and recommendations of the Company's internal auditing program;

•

Monitors the preparation of quarterly and annual financial reports by the Company's management, including discussions with management and the Company's outside auditors about draft annual financial statements and key accounting and reporting matters;

•	Determines whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1); and
•	Annually reviews management's programs to monitor compliance with the Company's Guidelines for Business Conduct and Ethics.

Finance Committee

     The Finance Committee is appointed by the Board of Directors of the Company to assist the Board in fulfilling its oversight responsibilities for considering management’s proposed financial policies and actions, and making appropriate recommendations to the Board regarding: Debt and capital structure, acquisitions, capital budgets, dividend policy and other financial and risk management matters.

Nominating and Governance Committee

     The Nominating and Governance Committee recommends nominees for the Board to the Board of Directors. The Committee will consider nominees recommended by shareholders in writing to the Secretary. In addition, the Committee develops and recommends to the Board a set of effective corporate governance policies and procedures applicable to the Company; and reviews proposed changes in corporate structure and governance, committee structure and function, and meeting schedules, making recommendations to the Board as appropriate. The charter of the Nominating and Governance Committee is available on the Company's website, www.twindisc.com.

     In October of each year, the Board selects members of the Nominating and Governance Committee for the coming year. The independence of the Committee is in compliance with SEC regulations, the listing standards of the NASDAQ Stock Market and the Company's Guidelines for Corporate Governance.

Selection of Nominees for the Board

     The Nominating and Goverance Committee shall identify candidates for director nominees in consultation with the Chairman, President and Chief Executive Officer, through the use of search firms or other advisers or through such other methods as the Committee deems to be helpful to identify candidates, including the processes identified herein. The Committee will also consider director candidates recommended by stockholders. The procedures for recommendation of nominees by stockholders is available on the Company’s web site, www.twindisc.com. Mr. Malcolm Moore was identified and selected by the Nominating and Governance Committee, with the assistance of a third party search firm. Stockholders, in submitting recommendations to the Committee for director candidates, shall follow the following procedures:

a.	The Committee must receive any such recommendation for nomination by a date not later than the 80th calendar day before the date the Corporation's proxy statement was released to stockholders in connection with the previous year's annual meeting.

b.	Such recommendation for nomination shall be in writing and shall include the following information:

	i.	Name of the Stockholder, whether an entity or an individual, making the recommendation;

	ii.	A written statement disclosing such stockholder’s beneficial ownership of the Corporation's securities;

	iii.	Name of the individual recommended for consideration as a director nominee;

	iv.	A written statement from the stockholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a director;

	v.	A written statement from the stockholder making the recommendation stating how the recommended candidate meets the independence requirements established by the SEC and the NASDAQ Stock Market;

	vi.	A written statement disclosing the recommended candidate's beneficial ownership of the Corporation's securities; and

	vii.	A written statement disclosing relationships between the recommended candidate and the Corporation which may constitute a conflict of interest.

c.	Nominations may be sent to the attention of the Committee via the method listed below:

                                                    U.S. Mail or Expedited Delivery Service:
                                                    Twin Disc, Incorporated
                                                    1328 Racine Street
                                                    Racine, WI 53403
                                                    Attn: Nominating and Governance Committee
                                                   c/o Secretary of Twin Disc, Incorporated

     Once candidates have been identified, the Committee shall confirm that the candidates meet all of the minimum qualifications for director nominees set forth below. The Committee may gather information about the candidates through interviews, background checks, or any other means that the Committee deems to be helpful in the evaluation process. The Committee shall then meet as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. There shall be no difference in the manner by which the Committee evaluates director nominees, whether nominated by the Board or by a nominating stockholder.

     The Corporation evaluates each individual candidate in the context of the overall composition and needs of the Board, with the objective of recommending a group that can best manage the business and affairs of the Corporation and represent Stockholder interests using its diversity of experience. A director must have substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to the business of the Corporation. A director must be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her judgment as a member of the Board or of a Board committee. This shall not preclude an otherwise qualified employee of the Corporation from serving as a director, as long as the majority of directors satisfy the independence requirements of the regulatory bodies. Each director will be expected to review and agree to adhere to the Corporation’s Guidelines for Business Conduct and Ethics, as in effect from time to time. The Committee will consider these and other qualifications, skills and attributes when recommending candidates for the Board's selection as nominees for the Board and as candidates for appointment to the Board's committees.

Compensation Committee

     The primary purpose of the Compensation Committee is: (i) to assist the Board in discharging its responsibilities in respect to the compensation of the Company's executive officers; (ii) to produce an annual report for inclusion in the Company's proxy statement on executive compensation; (iii) to lead the process of management succession. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies of the Company.

Pension Committee

     The Pension Committee reviews and recommends to the Board for approval the pension funds professional advisors and auditors. The Committee annually reviews actuarial assumptions, actuarial valuations, investment performance, funding policies and investment policies.

Committee Membership

     The Board’s committees are currently comprised of the following Directors; the Chairman of the Committee is listed first:

Nominating
And
Audit	Finance	Pension	Compensation	Governance

Zimmer	Mellowes	Rayburn	Wardeberg	Swift
Rayburn	Swift	Mellowes	Mellowes	Rayburn
Stratton	Zimmer	Stratton	Zimmer	Wardeberg
Wardeberg		Swift

ATTENDANCE AT ANNUAL MEETING

     The Company does not have a formal policy that its directors attend the Annual Meeting of Shareholders because it expects them to do so and because the Company's directors historically have attended these meetings. All of the members of the Board of Directors attended last year's annual meeting. The Board of Directors conducts its annual meeting directly before the Annual Meeting of Shareholders at the Company's headquarters.

Stockholder Communication with the Board

     The Board provides to every stockholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for stockholder communication (“Stockholder Communication”) as follows:

1. Stockholder Communication to Entire Board. For Stockholder Communication directed to the Board as a whole, stockholders may send such communication to the attention of the Chairman of the Board via the method listed below:

U.S. Mail or Expedited Delivery Service: Twin Disc, Incorporated 1328 Racine Street Racine, WI 53403 Attn: Chairman of the Board of Directors

2. Stockholder Communication to Individual Director. For Stockholder Communication directed to an individual director in his or her capacity as a member of the Board, stockholders may send such communication to the attention of the individual director via the method listed below:

U.S. Mail or Expedited Delivery Service: Twin Disc, Incorporated 1328 Racine Street Racine, WI 53403 Attn: [Name of Individual Director]

     The Corporation will forward by U.S. mail any such Stockholder Communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board, to whom such Stockholder Communication is addressed to the address specified by each such director and the Chairman of the Board.

     Communications from an officer or director of the Corporation and proposals submitted by stockholders to be included in the Corporation's definitive proxy statement, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, (and related communications) will not be viewed as a Stockholder Communication. Communications from an employee or agent of the Corporation will be viewed as Stockholder Communication only if such communications are made solely in such employee's or agent's capacity as a stockholder.

     From time to time, the Board may change the process by which stockholders may communicate with the Board or its members. Please refer to the Company's website, www.twindisc.com, for any changes to this process.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation received by the Corporation’s Chief Executive Officer and the 4 most highly paid executive officers for the 3 fiscal years ended June 30, 2006, 2005, and 2004, respectively.

	SUMMARY COMPENSATION TABLE

		Annual			Long-Term
		Compensation			Compensation
					Restricted
Name and				Stock	Stock	All Other
Principal Position	Year	Salary	Bonus	Options	Grants	Compensation
			(1)	(3)	(4)	(2)

Michael E. Batten	2006	$424,999	$516,749	-	$ -	$20,413
Chairman and	2005	386,829	282,425	-	-	20,168
Chief Executive	2004	358,539	-	-	-	70,025
Officer

Michael H. Joyce	2006	$310,078	$341,863	-	$ -	$311,071
President and	2005	289,627	179,685	-	-	10,076
Chief Operating	2004	276,439	-	-	-	40,105
Officer

James E. Feiertag	2006	$242,000	$202,861	-	$ -	$ 8,356
Executive Vice	2005	225,139	114,840	-	-	7,207
President	2004	222,167	-	-	-	41,377

Christopher J. Eperjesy	2006	$241,538	$202,861	-	-	$ 9,111
Vice President - Finance	2005	216,385	113,850	-	65,700	8,870
CFO & Secretary	2004	185,077	-	2,500	269,600	22,281

John H. Batten	2006	$185,385	$157,320	-	$ -	$11,624
Executive Vice	2005	156,137	84,150	-	-	16,114
President	2004	135,076	-	-	-	7,608

Fred H. Timm (5)	2006	$43,616	$25,798	-	-	$313,950
Vice President	2005	135,539	53,900	-	-	5,178
Secretary	2004	133,538	-	-	-	4,168

(1) Represents annual incentive bonuses determined by the Board of Directors. See “Board Compensation Committee Report on Executive Compensation-Annual Incentives”. Bonuses represent amounts earned during the fiscal year and are paid in the subsequent fiscal year.

(2) Amounts are comprised of Corporation’s 401(k) matching contributions and Corporation paid life insurance. In addition, the amount for Mr. Joyce includes payment of a retention bonus and the amount for Mr. Timm includes payment of a retirement bonus.

(3) There were no stock options granted in fiscal 2005 or 2006.

(4) At June 30, 2006 Mr. Eperjesy had 22,000 restricted stock grants valued at $673,420 based on the closing stock price as of June 30, 2006. The restricted stock vests as follows: 3,000 in fiscal 2007, 16,000 in fiscal 2008 and 3,000 in fiscal 2009. Dividends are paid on the restricted stock.

(5) Mr. Timm retired effective September 30, 2006 and is included in this table as his compensation for the year would have placed him among the four most highly compensated executive officers had he held his position as of the end of the fiscal year.

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 2006 by the named executive officers and the value of such officers’ unexercised options at June 30, 2006.

			Total Number		Total Value
			of Unexercised		of Unexercised,
			Options Held		In-the-Money Options
	Shares	Value	at Fiscal Year End		Held at Fiscal Year End
	Acquired on	Real-	Exer-	Unexer-	Exer-	Unexer-
Name	Exercise	ized	cisable	cisable	cisable	cisable

M. Batten	20,000	$123,759	66,000	0	$1,378,214	$0
M. Joyce	25,000	$89,631	0	0	$0	$0
J. Feiertag	12,500	$212,894	6,500	0	$97,403	$0
C. Eperjesy	0	N/A	0	0	$0	$0
J. Batten	1,200	$22,679	0	0	$0	$0
F. Timm	3,900	$12,773	0	0	$0	$0

LONG-TERM INCENTIVE PLANS – AWARDS IN LAST FISCAL YEAR

The annual 2006 long-term grants for all the named executives were made in the form of performance stock grants and performance stock unit awards. The following table identifies the performance shares and performance units granted to the named executives during the 2006 fiscal year.

		Performance	Estimated Future Payouts
	Number of	or Other	Under Plans
	Shares,Units	Period Until
	Or Other	Maturation	Threshold	Target Maximum
	Rights(#)	or Payout(1)	(#)	(#)	(#)

M.Batten	52,048	6/30/08	0	52,048	52,048
M.Joyce	15,262	6/30/08	0	15,262	15,262
J.Feiertag	8,000	6/30/08	0	8,000	8,000
C.Eperjesy	8,000	6/30/08	0	8,000	8,000
J.Batten	8,000	6/30/08	0	8,000	8,000
F. Timm	0	-	0	0	0

(1)The performance shares and performance stock unit awards granted under the 2004 Stock Incentive Plan vest on June 30, 2008 provided the Company achieves at least $250,000,000 in consolidated annual revenue for the fiscal year ended June 30, 2008.

If prior to attaining the performance objective an employee voluntarily terminates before becoming eligible for retirement under the Company’s defined benefit plan covering the employee or employment is terminated for cause, the performance stock awards shall be forfeited.

If an event constituting a change in control of the Company occurs and the employee thereafter terminates employment for any reason, then all performance stock awards granted shall immediately vest as if the performance objective had been fully achieved.

If prior to attaining the performance objective employment is terminated other than for the above the performance stock awards granted shall be paid on a prorated basis if and when the performance objective is achieved.

RETIREMENT INCOME PLAN

     The Twin Disc, Inc., Retirement Plan for Salaried Employees provides non-contributory benefits based upon both years of service and the employees’ highest consecutive 5-year average annual compensation during the last 10 calendar years of service. As of December 31, 1996, the then-current accrued benefits under the plan were frozen and the plan was amended to provide for future accruals under a cash-balance formula, as described below.

Average High		Non-contributory Pension Based On
5-Year Annual		Years Of Credit Service
Compensation	10 Years	20 Years	25 Years	30 Years	40 Years

$ 50,000	$ 9,225	$15,849	$17,490	$19,340	$22,709
75,000	14,425	24,949	27,705	30,552	35,709
100,000	19,625	34,050	37,919	41,765	48,709
150,000	30,025	52,250	58,348	64,190	74,709

     The values reflected in the table represent the application of the Plan formula to the appropriate amounts of compensation and years of service. Benefits payable under the Plan, however, must be in compliance with the applicable guidelines or maximum prescribed in the Internal Revenue Code and in the Employee Retirement Income Security Act of 1974 (ERISA), as currently stated or as amended from time to time. As of December 31, 1996, the credited years of service for each of the Corporation’s executive officers named in the Summary Compensation Table is as follows: Mr. M. Batten 27 years and Mr. Joyce 6 years. Mr. Feiertag, Mr. Eperjesy and Mr. J. Batten are not eligible for an accrued benefit under the Plan based on pre-January 1, 1997, service.

     Effective January 1, 1997, the Plan was amended to add a cash balance formula for post-January 1, 1997, accruals. Benefits under the Plan are generally equal to the sum of the benefits as frozen on December 31, 1996, plus benefits that accumulate under the cash balance formula beginning on January 1, 1997. Benefits under the cash balance formula are generally stated as a lump sum amount, but may be distributed as a lump sum or an annuity. Accruals under the cash balance formula are based on a percentage of compensation, from 4.5% to 6.5% based on years of service, with interest credits at the thirty-year U.S. Treasury Bond rate, or other such rate mandated by the IRS in substitution of the 30 year Treasury rate, with a minimum guaranty of 3%. To record these pay credits and interest credits, a hypothetical account balance is maintained for each participant. The hypothetical account balance for each named executive as of June 30, 2006, is as follows: Mr. M. Batten $144,758; Mr. Joyce $111,607; Mr. Eperjesy $35,692; Mr. Feiertag $52,417 and Mr. J. Batten $54,760. If the named executives continue in their respective positions and retire at the normal retirement age of 65, their estimated annual pension amount under the cash balance portion of the Plan would be: Mr. Eperjesy $47,258; Mr. J. Batten $48,833 and Mr. Feiertag $26,936. As Mr. M. Batten and Mr. Joyce are currently beyond the normal retirement age, their estimated annual pension amount under the cash balance portion of the Plan as of June 30, 2006 would be $12,372 and $9,391, respectively.

SUPPLEMENTAL RETIREMENT BENEFIT PLAN

     A supplemental retirement plan is extended to qualified management. For those who were participants in the plan before January 1, 1998 (including Messrs. M. Batten and Joyce), the supplemental retirement benefit is calculated as an annual benefit approximating 50% of the highest rate of pay attained during a specified period, minus amounts accrued under the Company’s qualified defined benefit plan. The plan also preserved the level of benefits that had accrued prior to 1998. For those who became participants in the plan on or after January 1, 1998 (including Mr. Feiertag, Mr. Eperjesy and Mr. J. Batten), the supplemental retirement benefit is calculated as the additional benefit that the participant would have received at retirement under the Company’s qualified defined benefit plan but for the limitation on compensation that is used in determining benefits under the defined benefit plan. The benefit is payable in two payments. The two lump sum payments are made on the first and second February 1 in the years following retirement. The maximum payment in any given year is $500,000 and any amounts in excess of $500,000 will be paid in the third and subsequent years following retirement. In the event of the death of a plan participant after attaining a retirement age but prior to retirement, the surviving spouse will receive a lump sum benefit. As of June 30, 2006, the annual benefit accrued for each named executive at his respective normal retirement date is as follows: Mr. M. Batten, $151,529; Mr. Joyce, $120,531; Mr. Eperjesy, $64,514; Mr. Feiertag $19,997 and Mr. J.Batten $22,789. The benefit for Mr. M. Batten is based upon his attained age, as he has surpassed his normal retirement age.

RETENTION AND NON-COMPETE AGREEMENT

     During fiscal 2003, Mr. Joyce and the Company entered into a Retention and Non-Compete Agreement. Under the agreement, Mr. Joyce agreed to continue as President and Chief Operating Officer until age 65 or earlier with consent of the Chief Executive Officer. In consideration for the above, Twin Disc, Incorporated agreed to pay Mr. Joyce a retention bonus of $300,000 upon his attaining the age of 65. The entire bonus was payable in the event of an involuntary termination and a pro-rated retention bonus was payable in the event of early voluntary termination. In addition, Mr. Joyce agreed to a three-year non-disclosure and non-compete agreement. Mr. Joyce received the retention bonus upon attaining age 65 in fiscal 2006.

COMPENSATION OF DIRECTORS

     Outside Directors of the Corporation are paid an annual retainer of $15,000. The annual retainer will be increased to $18,000 effective November 1, 2006. In addition, outside Directors receive a $1,500 fee for each board meeting and each committee meeting attended and $3,000 per year for serving as a committee chairman. Directors who are officers do not receive any fees in addition to their remuneration as officers.

     Outside Directors (non-Corporation employees) are eligible to participate in the 1988 Non-Qualified Stock Option Plan for Officers, Key Employees and Directors, the 1998 Stock Option Plan for Non-Employee Directors and the 2004 Stock Incentive Plan for Non-Employee Directors. Under the 2004 Plan, each outside Director receives 600 options and 600 restricted stock grants upon election or re-election at an annual meeting and each eligible Director who is continuing to serve on the Board.

     Outside Directors (non-Corporation employees) who reach the age of 71 or who retire from full-time employment may be required to retire from the Board of Directors effective as of the completion of their current term. Retired outside directors are entitled to an annual retirement benefit equal to the sum of:

a)	The annual retainer at the time of retirement.
b)	6 monthly fees for Director Meetings at the rate prevailing at the time of retirement.

The benefit is payable for a term equal to the Director’s years of service or life, whichever is shorter.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

     The Corporation has entered into agreements with certain of its key executives, including Messrs. M. Batten, Joyce, Eperjesy, Feiertag and J. Batten. The agreements provide for severance benefits to be paid to the executive following a change in control of the Corporation (as defined in those agreements) and a termination (as defined in those agreements) of the employment of the executive. The agreement with Mr. Joyce is no longer in effect due to his retirement from the Corporation. Upon the occurrence of the events, as specified in the agreements, which would entitle the executive to the payment of severance benefits, the maximum contingent liability of the Corporation for the payment of such severance benefits would be approximately $2,105,000. Severance benefits for an executive officer would generally consist of the sum of the executive’s highest annual base salary between the change in control and the date of termination plus the executive’s most recent annual bonus times the lesser of 1.50 (2.50 for Mr. M. Batten) or the number of whole and fractional years between the termination date and his normal retirement date. In addition, the executive would be entitled to the cash value of any shares of common stock subject to unexercised stock options held by the executive, all performance stock and performance stock unit awards would vest and fringe benefits would continue for 24 months following termination. The agreements are specifically designed to assure that benefits will not exceed the limitations and provisions of Sec. 280(g) of the Internal Revenue Code.

     The performance share and performance stock unit award agreements between the Company and its named executive officers, as well as the restricted stock grant agreements between the Company and Mr. Eperjesy, have certain change in control provisions. Specifically, if a change in control (as defined in the agreements) occurs and the employee thereafter terminates employment, all performance shares and performance stock units shall immediately vest as if the performance objectives had been fully achieved, and all restricted shares shall become freely transferable and non-forfeitable.

Board Compensation Committee Report
on Executive Compensation

Compensation Philosophy

     The Corporation’s primary business objective is to grow shareholder value on a sustainable basis over the long term. To accomplish this objective, the Corporation has developed a comprehensive business strategy that emphasizes generating long-term positive cash flow and achieving earnings in excess of its cost of capital; maintaining leadership or becoming the leader in its markets; and providing products of the highest quality.

     The Compensation Committee of the Board of Directors (the “Committee”) is comprised of three independent directors, none of whom has interlocking or other relationships which might be considered conflicts of interest. The Committee establishes compensation programs which are designed to foster the Corporation’s business objectives. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies.

     Committee members believe that the compensation program should target compensation levels at rates that are reflective of current market practices. Offering market-comparable pay opportunities allows the Corporation to maintain a stable, successful management team.

     Competitive market data is provided by an independent compensation consultant, hired by the Committee. The data provided compares the Corporation’s compensation practices to a group of comparative companies. The Corporation’s market for compensation comparison purposes is comprised of a group of companies that have national and international business operations and similar sales volumes, market capitalizations, employment levels, and lines of business. In establishing a comparative group for compensation purposes, the Committee exercises its judgment and makes its decision after considering the factors it deems relevant.

     The companies chosen for the comparative group used for compensation purposes are not necessarily the same companies which comprise the peer group index in the Performance Graph included in this proxy statement. The Committee believes that the Corporation’s most direct competitors for executive talent include many companies in geographical areas in which the Corporation operates as well as many of the companies that are included in the peer group established for comparing shareholders returns.

     The key elements of the Corporation’s executive compensation are base salary, annual incentives, long-term compensation, and benefits. These key elements are addressed separately below. In determining compensation, the Committee considers all elements of an executive’s total compensation package, including severance plans, insurance, and other benefits, with the objective of being competitive but not trend setting.

Base Salaries

     The Committee regularly reviews each executive’s base salary. Base salary ranges are targeted at market levels, based upon the Committee’s analysis of marketplace practices. Base salaries for executives are initially determined by evaluating executives’ levels of responsibility, prior experience, breadth of knowledge, internal equity issues, and external pay practices.

     Base salaries offer stability to executives and allow the Corporation to attract competent executive talent and maintain an effective management team. They also allow executives to be rewarded for individual performance based on the Corporation’s evaluation process which encourages the development of executives. Pay for individual performance rewards executives for achieving goals which may not be immediately evident in common financial measurement.

     Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Corporation. When evaluating individual performance, the Committee considers the executive’s effort in promoting Corporate values; improving product quality; developing relationships with customers, suppliers, and employees; demonstrating leadership abilities among coworkers; and other goals. Generally, executive salaries are increased at rates comparable to the increases provided at other companies and are near market levels.

     Generally, in order to determine Mr. Batten’s base salary, the Committee considers the Company’s financial performance for the year, Mr. Batten’s individual performance, and his long-term contributions to the success of the Corporation. The Committee also compares Mr. Batten’s base salary to the base salaries of CEOs at comparative companies. As reflected in the Summary Compensation Table on page 10, Mr. Batten’s base salary was increased to $434,000 in fiscal 2006.

Annual Incentives

     The Twin Disc Corporate Incentive Plan promotes the Corporation’s pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses for achieving corporate, business unit, and individual performance goals. The Corporate Incentive Plan allows the Corporation to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Plan emphasizes the achievement of earnings returns in excess of the Company’s cost of capital as well as other financial and non-financial objectives.

     Eligibility to participate in the Corporate Incentive Plan, as well as the individual payout percentages assigned to each eligible executive’s position, are determined annually by Mr. Batten, as chief executive officer, subject to the approval of the Committee.

     Each year, the Committee approves specific goals relating to each executive’s bonus opportunity. Eligible executives are assigned threshold, target and maximum bonus levels based on a percentage of base salary. Executives earn bonuses to the extent to which pre-established performance goals are achieved.

     Target bonus awards have been established at levels approximating the 50th percentile of marketplace practices for each executive. Targets are considered by the Committee to be achievable, but to require above average performance for each of the executives.

     For fiscal year 2006, Mr. Batten received a bonus of $516,749 as a result of the Corporation’s achievement of designated economic profit and other operational goals.

Long-Term Incentives

     Long-term incentive opportunities are provided pursuant to the Corporation’s 1988 Non-Qualified Stock Option Plan for Officers, Key Employees and Directors, the 1988 Incentive Stock Option Plan, the 1998 Incentive Compensation Plan, the 1998 Stock Option Plan for Non-Employee Directors and the 2004 Stock Incentive Plan.

     In keeping with the Corporation’s commitment to provide a total compensation package which includes at-risk components of pay, the Committee makes annual decisions regarding appropriate stock options, performance shares, and restricted stock grants for each executive. When awarding stock incentives, the Committee considers executives’ levels of responsibility, prior experience, historical award data, various performance criteria, and compensation practices at comparator companies. Mr. Batten received 9,000 (18,000 post-split) performance restricted shares for FY2006, with vesting subject to the achievement of certain growth goals by the end of FY2008. In addition, he received 17,024 (34,048 post-split) performance stock units, with vesting also subject to the achievement of certain growth goals by the end of FY 2008. These performance stock units are contingent on shareholder’s approval of the amended 2004 Stock Incentive Plan.

     The plan design focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Corporation. Stock incentives are granted at a price not less than the fair market value of the Corporation’s common stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted; performance shares and performance stock units have value only if specific objectives are achieved; and restricted stock serves retention and equity ownership goals.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company’s CEO and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Historically, the compensation of the Corporation’s CEO and the four other most highly compensated executive officers have not met the disqualifying threshold. However, due to increases in base salaries and the Company’s stock price, it is possible that grants and/or exercises of certain equity-based and performance-based compensation could cause the disqualifying threshold to be met for the CEO in the current year and in future years. Therefore, earlier this year the Company’s Board of Directors, based on the recommendation of the Committee, amended the Company’s 2004 Stock Incentive Plan so that future performance-based awards under the plan (including the performance stock units referenced above) will not be subject to the deduction limit. The amendments to the plan are subject to the approval of the shareholders at the Company’s 2006 annual meeting.

Compensation Committee George E. Wardeberg, Chairman John A. Mellowes David R. Zimmer

July 27, 2006

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

Audit Committee Report

     The Audit Committee charter reflects standards set forth in SEC regulations and NASDAQ Stock Market rules. All members of the Audit Committee are independent, as defined in Rules 4200 and 4350 of the listing standards of the NASDAQ Stock Market.

     The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Committee met five times during fiscal 2006.

     As part of its responsibilities, and as set forth in its charter, the Audit Committee met with both management and the Corporation's independent accountants to review and discuss the audited financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the independent accountants. The Committee's review included discussion with the independent accountants of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committee).

     The Committee received the written disclosures and the letter required from the independent accountants as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee). The Committee also discussed with PricewaterhouseCoopers LLP matters relating to its independence.

     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Corporation's audited financial statements in the Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 2006, for filing with the Securities and Exchange Commission.

Audit Committee David R. Zimmer, Chairman David B. Rayburn Harold M. Stratton II George E. Wardeberg July 28, 2006

CORPORATE PERFORMANCE TABLE

     The following table compares total shareholder return over the last 5 fiscal years to the Standard & Poor’s 500 Machinery (Industrial)Index and the Russell 2000 index. The S&P 500 Machinery (Industrial) Index consists of a broad range of manufacturers. The Russell 2000 Index consists of a broad range of 2,000 Companies. The Corporation believes, because of the similarity of its business with those companies contained in the S&P 500 Machinery (Industrial) Index, that comparison of shareholder return with this index is appropriate. Total return values for the Corporation’s common stock, the S&P 500 Machinery (Industrial) Index and the Russell 2000 Index were calculated based upon an assumption of a $100 investment on June 30, 2001 and based upon cumulative total return values assuming reinvestment of dividends on a quarterly basis.

Comparison of Five-Year Cumulative Total Return
Twin Disc, Inc.; S&P Machinery; and Russell 2000

	6/30/2001	6/30/2002	6/30/2003	6/30/2004	6/30/2005	6/30/2006
Twin Disc	100.00	97.93	99.15	174.66	165.04	476.79
S&P Machinery	100.00	126.85	132.69	193.47	198.89	260.54
Russell 2000	100.00	91.41	89.91	119.90	131.22	150.35

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and 10% shareholders to file reports of ownership and changes in ownership of Twin Disc stock. Based solely on a review of the copies of such forms furnished to the Corporation and representations from executive officers and Directors, the Corporation believes that during the period from July 1, 2005 to June 30, 2006, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than ten (10%) beneficial owners were properly filed with the Securities and Exchange Commission, except filings with respect to the annual automatic award of 300 shares of restricted stock and 300 options to purchase the Company’s common stock awarded to each of the Company’s non-employee directors (John A. Mellowes, David B. Rayburn, Harold M. Stratton II, David L. Swift, George E. Wardeberg and David R. Zimmer) on October 21, 2005 and the sale of 2,058 shares held in trust by Michael Batten on August 8, 2005. Once the information was discovered, Forms 4 were promptly filed.

ITEM 2: PROPOSAL TO APPROVE AMENDMENTS TO THE TWIN DISC, INCORPORATED 2004 STOCK INCENTIVE PLAN

ARTICLE I
     The Plan

     The Board of Directors recommends the approval of certain amendments to the Twin Disc,

Incorporated, 2004 Stock Incentive Plan (which, if the amendments are approved, will be renamed the Twin Disc, Incorporated 2004 Long-Term Incentive Compensation Plan) (the “Plan”). The Plan is attached hereto as Exhibit A. The following statements with respect to the Plan are qualified by and made subject to the more complete information contained in Appendix A.

The Amendments

     The amendments allow the Compensation Committee of the Company’s Board of Directors, or such other committee as the Board of Directors shall designate (the “Committee”) to grant awards of Performance Stock Units and Performance Units pursuant to the terms of the Plan. Performance Stock Units grant the recipient the right to receive cash payments equal to the fair market value of the Company’s common stock as of the date such payments vest, if specified performance goals are achieved. Performance Units grant the recipient the right to receive predetermined cash payments (or an equivalent number of shares of common stock of the Company) if specified performance goals are achieved. Currently the Plan does not provide for issuance of either Performance Stock Units or Performance Units. The amendments also place limitations on the maximum annual awards or payments under the Plan to any particular individual in order to maximize the Company’s ability to deduct payments under the Plan pursuant to Section 162(m) of the Internal Revenue Code.

     It is the judgment of the Board of Directors that the addition of Performance Stock Units and Performance Units to the Plan will provide the Company with a wider range of alternatives for rewarding employees based on the performance of the Company. While the value of Performance Stock Units are determined by reference to the effective market price for common stock on the vesting date, both Performance Stock Units and (subject to certain variations described below) Performance Units are payable in cash, and neither typically result in the issuance of common stock or otherwise affect the equity structure of the Company.

Administration

     The Compensation Committee of the Board of Directors, or such other committee as designated by the Board of Directors (the "Committee"), will administer the Plan. The Committee is authorized to interpret the Plan; establish and amend the rules for its administration; and determine which officers and key employees shall be granted options or other benefits.

     Subject to approval of the amendments by the shareholders of the Company, the Board of Directors approved the award of a total of 23,755 Performance Stock Units effective January 20, 2006. These Performance Stock Units will vest if the Company achieves $250,000,000 in consolidated annual sales revenue in the fiscal year ending June 30, 2008.

     Also subject to approval of the amendments by the shareholders of the Company, the Board of Directors approved the award of a total of 30,900 Performance Stock Units effective July 27, 2006. These Performance Stock Units will vest if the Company achieves certain economic profit objectives (measured as the difference between the cumulative net operating profit after taxes and the cumulative capital charge) for the cumulative three fiscal year period ending June 30, 2009. A participant would receive either the maximum, target or threshold number of Performance Stock Units in the event the Company achieves the corresponding economic profit objective.

     To date, no Performance Units have been awarded.

     It is not possible at this time to determine who may be selected to receive options and/or other benefits under the Plan or the amount of common stock to be optioned or awarded to any person. It is expected, however, that the Committee will make these determinations on the basis of the person's responsibilities and present and potential contributions to the success of the Company, and that among those who may qualify as recipients of options and/or related benefits will be officers and other key employees of the Company and its majority-owned subsidiaries. There are currently approximately 15 employees that the Company anticipates will receive awards under the Plan.

Benefits

     Benefits under the Plan (“Benefits”) may be granted, awarded or paid in any one or a combination of Stock Options (incentive stock options and non-qualified stock options), Stock Appreciation Rights, Restricted Stock Awards, Performance Stock Awards, Performance Stock Unit Awards, Performance Unit Awards and Annual Long-Term Incentive Awards, all as more specifically described in Exhibit A. There is reserved for issuance under the Plan an aggregate of 328,000 shares of the Company's common stock (on a post-split basis), which may be authorized and unissued shares or shares reacquired by the Company in the open market or a combination thereof. The aggregate amount is subject to proportionate adjustments for stock dividends, stock splits and similar changes.

     Stock options will consist of options (either incentive stock options or non-qualified stock options) to purchase shares of common stock. The Committee will establish the time or times at which options may be exercised and whether all of the options may be exercisable at one time or in increments over time. The option price or procedure for setting the option price shall be set by the Committee at the time of granting of an option. For incentive stock options, the option price may not be less than the fair market value of the Company's stock on the date of grant; however, in the event the recipient owns more than 10% of the Company's stock, the option price must be at least 110% of the fair market value on the date of grant. Likewise, with respect to an incentive stock option, all options must be exercised within ten (10) years after the date of grant unless the recipient of the option owns more than 10% of the Company's stock, in which case it must be exercised within five (5) years of its grant. The maximum number of options that may be granted to any participant during any fiscal year of the Company is 20,000 (on a post-split basis). In the event of stock dividends, splits and similar capital changes, the Plan provides for appropriate adjustments in the number of shares available for awards and the number and option prices of shares subject to outstanding options. Under certain circumstances, extensions or other modifications and outstanding options may result in disqualification of an option as an incentive option. The purchase price of option shares may be paid in cash, Company stock, a combination of Company stock and cash, or such other legal and appropriate forms or means as the Committee may determine. For non-qualified options, the option holder must also pay the Company, at the time of purchase, the amount of federal, state and local withholding taxes required to be withheld by the Company. These taxes may be settled in cash or with Company stock, including stock that is part of the award or that is received upon exercise of the stock option that gives rise to withholding requirement. Shares of the Company's common stock may also be used by participants for payment of the option price or satisfaction of withholding tax obligations. The Plan also permits other forms of payment if authorized by the Board and consistent with applicable law and regulations.

     Stock appreciation rights may be granted under the Plan with respect to options granted concurrently or previously under the Plan ("Tandem SARs") or on a stand alone basis ("Stand Alone SARs"). The maximum number of stock appreciation rights that may be granted to any participant during any fiscal year of the Company is 20,000 (on a post-split basis).

     Each Tandem SAR will permit the holder to receive the difference between the market price (on the date of exercise) of the shares to which it relates and the option price thereof. A Tandem SAR will be exercisable at the time and to the extent the option to which it relates is exercisable. Holders of Tandem SARs will be permitted to exercise the right or the related option, but not both. Upon exercise of a Tandem SAR, rights will be paid in cash. Any exercise will reduce the shares issuable under the Plan under which the related option was granted by the number of shares with respect to which the right is exercised.

     Each Stand Alone SAR permits the holder to receive the difference between the market price (on the date of exercise) of the share to which it relates and the value specified in the agreement governing the grant of the Stand Alone SAR. Upon exercise, rights will be paid in common stock of the Company or cash, or a combination thereof, as determined by the Committee.

     Restricted stock becomes vested in approximate equal installments over a period of time specified from the date of grant, with each installment to mature annually. Each installment becomes vested only if earned by the recipient by remaining in the employment of the Company, subject to certain exceptions. Until restrictions lapse, the holder of restricted stock may not sell, assign, pledge or otherwise transfer the restricted stock.

     Performance Stock Awards provide for artificial shares, contingently granted, and entitle the employee to actual shares of common stock at the time of payment (i.e., the unit value may appreciate or decline depending on future market value of the stock), if predetermined objectives are achieved. The maximum number of shares of Performance Stock that may be granted to any participant during any fiscal year of the Company is 20,000 (on a post-split basis).

     A Performance Stock Unit will entitle the participant to receive a cash payment equal to the fair market value of a share of common stock of the Company. Performance Stock Units become vested in the event the Company achieves specified performance standards that are stated in each participant’s award grant agreement. The vesting date will be the last day of the performance period in which a performance goal is met. The Plan restricts the maximum number of Performance Stock Units that may be granted to any participant during any fiscal year of the Company to 100,000 (on a post-split basis).

     A Performance Unit will entitle the participant to receive a specified cash payment in the event the Company achieves predetermined objectives. As an alternative to cash payments, the participant can receive, at the election of the Committee, shares of common stock of the Company equivalent to the cash payments to which the participant would otherwise be entitled. The Plan restricts the maximum amount that may be paid to any participant in any fiscal year of the Company pursuant to an award of Performance Units to $500,000 (or an equivalent number of shares of common stock of the Company).

     Annual Long-Term Incentive Awards entitle a participant to receive a specified payment in common stock, deferred stock, Restricted Stock or a combination thereof if and when certain conditions are satisfied. The maximum annual formula bonus may be fixed at up to 100% of the participant's base salary, with the Board or Committee designating the percentage level of participation and maximum bonus for each officer while management designates the percentage level of participation and maximum bonus for other participants.

Non-transferability

     Unless otherwise provided in an agreement governing the grant of an award, a participant's rights shall be exercisable during lifetime only by the participant, and no award may be sold, transferred or assigned, except that options and stock appreciation rights are transferable by will and pursuant to the laws of descent and distribution.

Effect of Termination of Employment

     Unless otherwise provided in an agreement governing the grant of an award or as determined by the Committee, if a participant terminates employment due to death: (i) all options and stock appreciation rights shall immediately vest and will be fully exercisable by the participant's estate (or such other person who obtains such rights by bequest or inheritance) for a period of one year after the participant's death (or until the expiration of the option or stock appreciation right if shorter), (ii) restrictions on shares of Restricted Stock shall lapse; and (iii) the participant shall receive a prorated payout of any performance stock awards, performance stock unit awards, performance stock awards and annual long-term incentive awards.

     Unless otherwise provided in an agreement governing the grant of an award or as determined by the Committee, if a participant terminates employment due to disability: (i) all options and stock appreciation rights shall immediately vest and will be fully exercisable for a period of three years (three months for incentive stock options) after the participant's termination of employment (or until the expiration of the option or stock appreciation right if shorter), (ii) restrictions on shares of Restricted Stock shall lapse; and (iii) the participant shall receive a prorated payout of any performance stock awards, performance stock unit awards, performance unit awards and annual long-term incentive awards.

     Unless otherwise provided in an agreement governing the grant of an award or as determined by the Committee, if a participant voluntarily terminates employment before retirement or is terminated for cause: (i) all unexpired and unexercised options and stock appreciation rights shall immediately terminate; (ii) all shares of Restricted Stock still subject to restriction shall be forfeited (except that the Board or the Committee may waive such forfeiture); and (iii) all performance stock awards, performance stock unit awards, performance unit awards and annual long-term incentive awards shall be forfeited by the participant.

     Unless otherwise provided in an agreement governing the grant of an award or as determined by the Committee, if a participant terminates employment for any other reason than described above: (i) unexpired and unexercised options and stock appreciation rights shall terminate, except that vested options or stock appreciation rights may be exercised by the participant for three years (one year for incentive stock options) after the participant's termination of employment (or until the expiration of the option or stock appreciation right if shorter), (ii) shares of Restricted Stock still subject to restriction shall be forfeited (except that the Board or the Committee may waive such forfeiture); and (iii) the participant shall receive a prorated payout of any performance stock awards, performance stock unit awards, performance unit awards and annual incentive awards.

Amendment

     The Board of Directors may amend, alter or discontinue the Plan. However, no amendment, alteration or discontinuation of the Plan or any Benefit granted under the Plan may impair the rights of any participant under any Benefit Plan without the participant's consent, and no amendment shall, without the approval of the Company's shareholders, (i) increase the total number of shares of common stock that may be issued under the Plan or increase the amount or type of option that may be granted under the Plan; (ii) change the minimum purchase price, if any, of shares of common stock that may be subject to options under the Plan; (iii) modify the requirements as to eligibility for an option under the Plan; (iv) extend the term of the Plan; or (v) constitute a material revision of the Plan under the listing standards of the NASDAQ Stock Market (or such other listing standards then applicable to the Company).

Other Terms

     The issuance of stock upon exercise of options or other grant or award of Benefits is subject to the registration with the Securities and Exchange Commission of the shares reserved by the Company for the Plan. The closing price of the Company's common stock on the NASDAQ Stock Market on September 1, 2006, was $34.09 per share.

Effective Date

     The Plan, as amended, will be effective on the date it is approved by the shareholders. If the amended Plan is not approved by the shareholders, the terms of the Plan as currently in effect will remain in effect. No stock options or other Benefits included in the Plan may be granted after October 15, 2014.

Tax Consequences

     The following discussion of the principal U.S. federal income tax consequences of the Twin Disc, Incorporated, 2004 Stock Incentive Plan is based on statutory authority and judicial and administrative interpretations as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. The following is designed to provide a general understanding of the Company's interpretation of the federal income tax consequences; state, local and other tax consequences are not addressed below. The discussion is limited to federal income tax consequences for individuals who are citizens or residents of the U.S. for U.S. federal income tax purposes. The following summary does not purport to address all tax considerations that may be relevant. Each recipient of an award is urged to consult his or her own tax advisor as to the specific tax consequences to such recipient of the grant of an award, the exercise of an award, and disposition of common stock that may be issued pursuant to an exercise of an award.

· Stock Options

     Options which meet the requirements of Section 422 of the Internal Revenue Code are called "incentive stock options." All other options are called "non-qualified stock options."

     The granting of a non-qualified stock option does not produce taxable income to the employee or a tax deduction to the Company or any subsidiary. Upon exercise of such an option, the excess of the fair market value of the common stock acquired over the option price is (a) taxable to the employee as ordinary income and (b) deductible by the employer (assuming withholding, if required). The tax basis for the common stock acquired is the option price plus that taxable excess.

     The granting of an incentive stock option does not produce taxable income to the employee or a tax deduction to the Company or any subsidiary. Upon exercise of such an option, the excess of the fair market value of the common stock acquired over the option price will be an item of tax preference to the employee (unless the employee disposes of the common stock in that same year). If the common stock is held by the employee for at least two years after the date of grant and one year after the date of exercise of the option (i) the employee does not realize any income as a result of exercising the option, (ii) the tax basis of the common stock received is the option price, and (iii) the employer is not entitled to any tax deduction by reason of the exercise. Any gain realized on the ultimate sale of the common stock that is held for the appropriate period is treated as gain resulting from the disposition of a capital asset. If the employee does not hold the common stock for at least two years after the date of a grant and one year after the date of exercise, the excess of the fair market value of the common stock at the time of exercise of the option (or the proceeds of disposition, if less) over the option price will, in the year of disposition, be (a) taxable to the employee as ordinary income and (b)

deductible by the employer (assuming withholding, if required). The tax basis for the common stock received will be the option price plus that taxable excess. The gain realized on the sale of the common stock over the tax basis will be treated as gain resulting from the disposition of a capital asset.

     If an option holder exchanges common stock which he already owns for option shares, the option holder's taxable basis in the shares owned will be transferred to the shares acquired upon exercise of the option. If the common stock exchanged by the option holder are shares previously acquired by exercise of an incentive stock option and the exchanged shares have not been held by the option holder for at least two years after the date of grant and one year after the date of exercise of the prior option, the option holder will realize ordinary income equal to the excess of the fair market value of the exchanged shares at the time of such prior exercise over the option price for those exchanged shares.

     · Stock Appreciation Rights

     No income will be recognized by the recipient of a stock appreciation right until shares representing the amount of the appreciation or the tax equivalent, if so elected, are transferred to the recipient pursuant to the exercise of the right. The amount of such income will be equal to the fair market value of such shares on the exercise date (or the cash equivalent), and will be ordinary income. Subject to the applicable provisions of the Code, the Company will be entitled to a deduction at the same time and in the same amount as the employee realizing ordinary income as a result of the exercise of the right.

     · Restricted Stock Awards

      Generally at the time the substantial risk of forfeiture terminates with respect to a Restricted Stock award, the then fair market value of the stock will constitute ordinary income to the employee. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in an amount equal to the compensation realized by the employee.

     · Performance Stock Awards

     The grant of a performance stock award generally will result in taxable income to the employee on the earlier of actual receipt of compensation pursuant to the award or when compensation is credited to the employee's account, or set apart, or otherwise made available. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in an amount equal to the compensation realized by the employee.

     · Performance Stock Unit Awards

     The grant of a performance stock unit award generally will result in taxable income to the employee on the earlier of actual receipt of compensation pursuant to the award or when compensation is credited to the employee's account, or set apart, or otherwise made available. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in an amount equal to the compensation realized by the employee.

     · Performance Unit Awards

     The grant of a performance unit award generally will result in taxable income to the employee on the earlier of actual receipt of compensation pursuant to the award or when compensation is credited to the employee's account, or set apart, or otherwise made available. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in an amount equal to the compensation realized by the employee.

     · Annual Long-Term Incentive Awards

     An annual long-term incentive award generally will result in taxable income to the employee at such time as all conditions to the entitlement to such award have been satisfied, regardless of whether the participant elects to receive the award in the form of cash or common stock. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in an amount equal to the compensation realized by the employee.

     ARTICLE II
     Vote Required

     Pursuant to Section 11.1(b) of the Plan, the approval of the Company’s shareholders is required for any amendment that increases the type of awards that may be granted under the Plan. The amendments will be adopted if approved by the affirmative vote of at least a majority of the outstanding shares of the Company’s common stock that are represented at the annual meeting (either in person or by proxy) and are voted in connection with the amendments to the Plan.

     The Board of Directors recommends a vote FOR approval of the amendments to the Twin Disc, Incorporated, 2004 Stock Incentive Plan. Unless otherwise specified therein, proxies solicited by the Board will be voted for this proposal.

INDEPENDENT PUBLIC AUDITORS

     The firm of PricewaterhouseCoopers LLP has audited the Corporation’s books annually since 1928. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and, while no formal statement will be made by them, they will be available to respond to appropriate questions.

AUDIT FEES

     Aggregate fees billed, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) in connection with (i) the audit of the Company’s consolidated financial statements as of and for the years ended June 30, 2006 and June 30, 2005, including statutory audits of the financial statements of the Company’s affiliates that are relied on in performance of the audit of the Company’s consolidated financial statements, and (ii) the limited reviews of the Company’s quarterly financial statements were $788,000 and $323,000, respectively.

AUDIT-RELATED FEES

     Aggregate fees billed, for professional services rendered by PricewaterhouseCoopers for assurance and services reasonably related to the performance of the audit or review of the Company’s financial statements not included in audit fees above were $156,000 and $28,000 for the years ended June 30, 2006 and 2005, respectively.

TAX FEES

     In addition to the other fees described above, aggregate fees billed, including out-of-pocket expenses,of $276,000 and $390,000 were paid to PricewaterhouseCoopers during the years ended June 30, 2006 and 2005, primarily for tax related services. Included in this amount are fees for tax compliance services of $116,000 and $60,000 during the years ended June 30, 2006 and 2005, respectively.

     The Audit Committee has determined that the provision of services for (a) financial information systems design and implementation fees listed above, if any, and (b) all other fees listed above, is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

ALL OTHER FEES

     During the years ended June 30, 2006 and 2005, PricewaterhouseCoopers rendered no professional services to the Company other than those listed under audit fees, audit related fees and tax fees.

PRE-APPROVAL POLICIES AND PROCEDURES

     The Audit Committee annually pre-approves known or anticipated audit and non-audit services and fees. Additional non-audit services and fees not included in the annual pre-approval are submitted to a designated committee member for approval before the work is performed. For the year ended June 30, 2006, 100% of audit-related, tax and non-audit fees were pre-approved.

GENERAL

     The Corporation will bear the cost of the solicitation of proxies. The firm of Georgeson Shareholder Communications Inc., New York, NY has been retained to assist in solicitation of proxies for the Annual Meeting at a fee not to exceed $7,500 plus expenses.

     Management does not know of any other business to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote upon such matters in their discretion in accordance with the authorization of the proxy.

     If you do not contemplate attending in person, we respectfully request that you fill in, sign and return the accompanying proxy at your earliest convenience. However, remember that in order to have your proxy validated, it must be delivered to the Secretary either in person, by mail, or by messenger, and it must be received by the Secretary not less than forty-eight (48) hours prior to the date of the meeting. Alternatively, shareholders may vote via the Internet by accessing www.proxyvoting.com/twin or by telephone at 1-866-540-5760.

Appendix A

TWIN DISC, INCORPORATED

2004 LONG TERM INCENTIVE COMPENSATION PLAN

ARTICLE I

PURPOSE

     1.1 Purpose. The purpose of the Twin Disc, Incorporated 2004 Long-Term Incentive Compensation Plan (the "Plan") is to promote the overall financial objectives of Twin Disc, Incorporated (the "Company") and its majority owned subsidiaries ("Subsidiaries") by providing opportunities for the officers and key employees selected to participate in the Plan (each a “Participant”) to acquire Common Stock of the Company ("Common Stock"), and to receive Common Stock or cash bonuses upon attainment of specified financial goals of the Company or its Subsidiaries. The Plan gives the Compensation Committee of the Company's Board of Directors, or such other committee as the Board of Directors shall designate (the "Committee"), the authority and discretion to award stock options, stock appreciation rights, restricted stock awards, performance stock awards, performance stock unit awards, performance unit awards, and/or annual long-term incentive awards (collectively, "Awards") to eligible employees of the Company.

ARTICLE II

EFFECTIVE DATE AND TERM

     2.1 Effective Date. The Plan shall become effective on the date that it is approved by a majority of the outstanding shares of Common Stock of the Company (the “Effective Date”), provided that such approval occurs within twelve months after the date that the Plan is adopted by the Company's Board of Directors (the "Board"). The effective date of the 2006 amendments to the Plan (adding possible grants of performance stock unit awards and performance unit awards, and making other changes in order to maximize the deductibility of performance-based awards under Section 162(m) of the Internal Revenue Code) (the “Code”) shall be the date that such amendments are approved by a majority of the outstanding shares of Common Stock of the Company.

2.2	Term. No Award may be granted more than ten years after the Effective Date.

2.3	Post-Term Activity. Awards granted within the term of the Plan as set forth in

Section 2.2, subject to the all other terms and conditions of the Plan and the agreement(s) governing the grant of the Awards, may be exercised, paid out, or modified more than ten years after the adoption of the Plan. Restrictions on Restricted Stock may lapse more than ten (10) years after the Effective Date.

ARTICLE III

STOCK SUBJECT TO PLAN

     3.1 Maximum Number. The maximum number of shares of Common Stock that may be issued pursuant to Awards under the Plan is 164,000, subject to the adjustments provided in Article X, below. Such shares may be newly-issued shares, authorized but unissued shares or shares reacquired by the Company on the open market or otherwise. Because Performance Stock Units are payable only in cash, the number of such Performance Stock Units shall not count against the 164,000 maximum described in this paragraph.

     3.2 Availability of Shares for Award. Shares of Common Stock that are subject to issuance pursuant to an Award may thereafter be subject to a new Award:

(a)	if the prior Award to which such shares were subject lapses, expires or terminates without the issuance of such shares; or

(b)	shares issued pursuant to an Award are reacquired by the Company pursuant to rights reserved by the Company upon the issuance of such shares; provided, that shares reacquired by the Company may only be subject to new Awards if the Participant received no benefit of ownership from the shares.

Shares of Common Stock that are received by the Company in connection with the exercise of an Award, including the satisfaction of any tax liability or the satisfaction of a tax withholding obligation, may be made subject to issuance pursuant to a later Award.

ARTICLE IV

ADMINISTRATION

     4.1 General Administration. The Committee shall supervise and administer the Plan. The Committee shall have discretionary authority to determine all issues with respect to the interpretation of the Plan and Awards granted under the Plan, and with respect to all Plan administration issues.

     4.2 Powers of the Committee. Subject to the terms of the Plan and applicable law (including but not limited to the Sarbanes-Oxley Act of 2002, as amended), the Committee shall have the authority, in its discretion: (i) to prescribe, amend and rescind rules and regulations relating to the Plan; (ii) to select the eligible employees who shall receive Awards under the Plan; (iii) to grant Awards under the Plan and to determine the terms and conditions of such Awards, including without limitation the authority to determine the number of shares subject to issuance with respect to any Award, the vesting or exercise schedule of any Award, and the specific performance goals that shall cause an Award to vest or become payable; (iv) to determine the terms and conditions of the respective agreements (which need not be identical) pursuant to which Awards are granted, and (with the consent of the holder thereof) to modify or amend any Award; (v) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of any Award; (vi) to determine the exercise price per share of options granted under the Plan; (vii) to determine the permissible methods of Award exercise and payment, including cashless exercise arrangements; (viii) to decide whether a Stock Appreciation Right Award shall be settled in cash or Common Stock; (ix) to determine the remaining number of shares of Common Stock available for issuance under the Plan; (x) to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties; (xi) to interpret the Plan and/or any agreement entered into under the Plan; and (xii) to make all other determinations necessary or advisable for the administration of the Plan.

     4.3 Committee. The Committee shall consist of at least three directors, each of whom shall be a "non-employee director" as that term is defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). A majority of the members of the Committee shall constitute a quorum at any meeting thereof (including telephone conference), and all determinations of the Committee shall be made by a majority of the members present, or by a writing by a majority of the members of the entire Committee without notice or meeting.

     4.4 Compliance with Code Section 409A. All Awards under this Plan shall be structured in a manner to comply with the requirements of Code Section 409A, or to be exempt from the application of Code Section 409A.

ARTICLE V

ELIGIBILITY

     5.1 Eligibility. An Award may be granted under the Plan to those key employees (including officers) of the Company or its present or future Subsidiaries who, in the opinion of the Committee, are mainly responsible for the success and future growth of the Company and/or any of its Subsidiaries.

ARTICLE VI

AWARDS

     6.1 Types of Awards. Awards under the Plan may be granted in any one or a combination of the following:

(a)	Stock Options. An Option shall entitle the Participant to receive shares of Common Stock upon exercise of such Option, subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or the agreement between the Company and the Participant governing the award of such

Option. The agreement governing the award of an option shall designate whether such option is intended to be an incentive stock option or a non-qualified stock option, and to the extent that any stock option is not designated as an incentive stock option (or even if so designated does not qualify as an incentive stock option), it shall constitute a non-qualified stock option. The maximum number of Options that may be granted to any Participant during any fiscal year of the Company is 10,000, subject to the adjustments provided in Article X, below.

(i)	Exercise Price. The exercise price per share of the Common Stock purchasable under an Option shall be determined by the Committee. If such option is intended to qualify as an incentive stock option, the exercise price per share shall not be less than the fair market value per share of Common Stock on the date the option is granted (or not less than 110% of the such fair market value if the option is granted to an individual who owns or is deemed to own stock possessing more than 10% of the combined voting power of all classes of stock or the Company, a corporation which is the parent of the Company or and subsidiary of the Company (each as defined in Section 424 of the Code) (a "10% Shareholder")). For this and all other purposes under the Plan, the fair market value shall be the mean between the highest and lowest quoted selling prices per share of Common Stock on the New York Stock Exchange ("NYSE") or NASDAQ Stock Market (“NASDAQ”) (as applicable) on the date of grant; provided, that if the Common Stock ceases to be listed on either the NYSE or NASDAQ, the Committee shall designate an alternative method of determining the fair market value of the Common Stock.

(ii)	Option Period. An Option shall be exercisable at such time and subject to such terms and conditions as shall be determined by the Committee. An option that is intended to qualify as an incentive stock option shall not be exercisable more than ten years after the date it is granted (or five years after the date it is granted, if granted to a 10% Shareholder).

(b)	Stock Appreciation Rights. A Stock Appreciation Right shall entitle the Participant to surrender to the Company the Stock Appreciation Right and to be paid therefor the amount described in Section 6.1(b)(i)(3) or 6.1(b)(ii) below, subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or the agreement between the Company and the Participant governing the award of such Stock Appreciation Right. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option under this Plan ("Tandem SAR's"), or may be granted on a stand-alone basis ("Stand Alone SAR's"). The maximum number of Stock Appreciation Rights that may be granted to any Participant during any fiscal year of the Company is 10,000, subject to the adjustments provided in Article X, below.

	(i)	Tandem SAR's.

		(1)	Grant. Tandem SAR's may be granted in connection with non- qualified Stock Options at or after the time that such non-qualified Stock Options are granted, but may only be granted in connection with incentive Stock Options at the time of grant of such incentive Stock Options.

		(2)	Term. A Tandem SAR shall have the same term as the Stock Option to which it relates and shall be exercisable only at such time or times and to the extent the related Stock Option would be exercisable.

		(3)	Exercise. Upon the exercise of a Tandem SAR, the Participant shall be entitled to receive an amount in cash equal in value to the excess of the fair market value per share of Common Stock on the date of exercise over the Option Price per share of Common Stock as specified in the agreement governing the Tandem SAR, multiplied by the number of shares in respect to which the Tandem SAR is exercised. The exercise of Tandem SAR's shall require the cancellation of a corresponding number of Stock Options to which the Tandem SAR's relate, and the exercise of Stock Options shall require the cancellation of a corresponding number of Tandem SAR's to which the Stock Options relate.

		(4)	Expiration or Termination. A Tandem SAR shall expire or terminate at such time as the Stock Option to which it relates expires or terminates, unless otherwise provided in the agreement governing the grant of the Tandem SAR.

	(ii)	Stand Alone SAR's. A Stand Alone SAR may be granted at such time and for such term as the Committee shall determine, and shall be exercisable at such time as specified in the agreement governing the grant of the Stand Alone SAR. Upon exercise of a Stand Alone SAR, the Participant shall be entitled to receive, in cash, Common Stock, or a combination of both (as determined by the Committee), an amount equal to the fair market value per share of Common Stock over a value specified in the agreement governing the grant of the Stand Alone SAR, multiplied by the number of shares in respect to which the Stand Alone SAR is exercised.

(c)	Restricted Stock Awards. Restricted Stock consists of shares of Common Stock that are transferred or sold to the Participant, but which carry restrictions such as a prohibition against disposition or an option to repurchase in the event of employment termination, and may be subject to a substantial risk of forfeiture. Until such restrictions lapse, the Participant may not sell, assign, pledge or otherwise transfer, whether voluntarily or involuntarily, the Restricted Stock. A sale of Restricted Stock to a Participant shall be at such price as the Committee determines, which price may be substantially below the fair market value of the Common Stock at the date of grant.

	(i)	Lapse of Restrictions. The Committee shall establish the conditions under which the restrictions applicable to shares of Restricted Stock shall lapse.

Lapse of the restrictions may be conditioned upon continued employment of the Participant for a specified period of time, satisfaction of performance goals of the Company or a Subsidiary, or any other factors as the Committee deems appropriate.

	(ii)	Rights of Holder of Restricted Stock. Except for the restrictions on transfer and/or the Company's option to repurchase the Restricted Shares, the Participant shall have, with respect to shares of Restricted Stock, all of the rights of a shareholder of Common Stock, including, if applicable, the right to vote the shares and the right to receive any cash or stock dividends. Unless otherwise determined by the Committee and subject to the terms of the Plan, cash or stock dividends on shares of Restricted Stock shall be automatically deferred, and shall be paid to the Participant if and when the restrictions on the shares of Restricted Stock to which such dividends relate lapse. Cash dividends shall be paid with an appropriate rate of interest, as determined by the Committee.

	(iii)	Certificates. The Company may require that the certificates evidencing shares of Restricted Stock be held by the Company until the restrictions thereon have lapsed. If and when such restrictions lapse, certificates for such shares shall be delivered to the Participant. Such shares may have further restrictions on transfer if they have not been registered under the Exchange Act, but shall no longer be subject to a substantial risk of forfeiture.

(d)	Performance Stock Awards. Performance Stock Awards are artificial shares that are contingently granted to a Participant, which entitle the Participant to actual shares of Common Stock, if predetermined objectives are met. Because the payment of a Performance Stock Award is based on a predetermined number of shares of Common Stock, the value of the award may increase or decrease depending on the fair market value of the Common Stock after the date of grant. The maximum number of shares of Performance Stock that may be granted to any Participant during any fiscal year of the Company is 10,000, subject to the adjustments provided in Article X, below.

	(i)	Performance Goals. The Committee shall establish one or more performance goals with respect to each grant of a Performance Stock Award. The performance goals may be tailored to meet specific objectives. The performance criteria upon which payment or vesting of a Performance Stock

Award intended to qualify for the exemption under Code Section 162(m) may be based shall be limited to one or more of the following, as determined by the Committee: sales, net asset turnover, earnings per share, cash flow, cash flow from operations, return on investment in excess of cost of capital (i.e., net operating profit after taxes minus a capital charge), operating profit or income, net income, operating income, net income margin, return on net assets, return on total sales, return on common equity, return on total capital, or total shareholder return. In the case of Performance Stock Awards that are not intended to qualify for the exemption under Code Section 162(m), the Committee shall designate performance criteria from among the foregoing or such other business criteria as it shall determine in its sole discretion. In addition, performance goals may relate to attainment of specified objectives by the Participant or by the Company or an affiliate, including a division or a department of the Company or an affiliate, or upon any other factors or criteria as the Committee shall determine.

	(ii)	Certification of Satisfaction of Performance Goals. Following the completion of a period for which performance goals have been established, the Committee shall certify the extent to which such goals have been achieved.

(e)	Performance Stock Unit Awards. A Performance Stock Unit shall entitle the Participant to receive a cash payment equal to the fair market value of a share of Common Stock of the Company as of the Vesting Date, if predetermined objectives are met. The “Vesting Date” shall be the last day of the performance period for which a performance goal is established. The maximum number of Performance Stock Units that may be granted to any Participant during any fiscal year of the Company is 50,000, subject to the adjustments provided in Article X, below.

	(i)	Performance Goals. The Committee shall establish one or more performance goals with respect to each grant of a Performance Stock Unit. The performance goals may be tailored to meet specific objectives. The performance criteria upon which payment or vesting of a Performance Stock Unit intended to qualify for the exemption under Code Section 162(m) may be based shall be limited to one or more of the following, as determined by the Committee: sales, net asset turnover, earnings per share, cash flow, cash flow from operations, return on investment in excess of cost of capital (i.e., net operating profit after taxes minus a capital charge), operating profit or income, net income, operating income, net income margin, return on net assets, return on total sales, return on common equity, return on total capital, or total shareholder return. In the case of Performance Stock Units that are not intended to qualify for the exemption under Code Section 162(m), the Committee shall designate performance criteria from among the foregoing or such other business criteria as it shall determine in its sole discretion. In addition, performance goals may relate to attainment of specified objectives by the Participant or by the Company or an affiliate, including a division or a department of the Company or an affiliate, or upon any other factors or criteria as the Committee shall determine.

	(ii)	Certification of Satisfaction of Performance Goals. Following the completion of a period for which performance goals have been established, the Committee shall certify the extent to which such goals have been achieved.

(f)	Performance Unit Awards. Performance Unit Awards entitle the participant to cash payments (or, at the election of the Committee, their equivalent in shares of Common Stock), if predetermined objectives are met. Because the payment of a Performance Unit Award is based on a predetermined cash amount, the value of each unit remains constant and does not fluctuate with changes in the market value of the Common Stock. The maximum amount that may be paid to any Participant in any fiscal year of the Company pursuant to an award of Performance Units shall be $500,000.00

	(i)	Performance Goals. The Committee shall establish one or more performance goals with respect to each grant of a Performance Unit Award. The performance goals may be tailored to meet specific objectives. The performance criteria upon which payment or vesting of a Performance Unit Award intended to qualify for the exemption under Code Section 162(m) may be based shall be limited to one or more of the following, as determined by the Committee: sales, net asset turnover, earnings per share, cash flow, cash flow from operations, return on investment in excess of cost of capital (i.e., net operating profit after taxes minus a capital charge), operating profit or income, net income, operating income, net income margin, return on net assets, return on total sales, return on common equity, return on total capital, or total shareholder return. In the case of Performance Unit Awards that are not intended to qualify for the exemption under Code Section 162(m), the Committee shall designate performance criteria from among the foregoing or such other business criteria as it shall determine in its sole discretion. In addition, performance goals may relate to attainment of specified objectives by the participant or by the Company or an affiliate, including a division or a department of the Company or an affiliate, or upon any other factors or criteria as the Committee shall determine.

	(ii)	Certification of Satisfaction of Performance Goals. Following the completion of a period for which performance goals have been established, the Committee shall certify the extent to which such goals have been achieved.

(g)	Annual Long-Term Incentive Awards. An Annual Long-Term Incentive Award entitles a Participant to receive a specified payout in common stock, deferred stock,

restricted stock or a combination thereof (subject to approval of the Committee), if and when certain conditions are satisfied. To elect the payout of a portion of the award in common stock, the Participant must inform the Committee in writing prior to the start of the fiscal year to which it relates. The maximum annual formula bonus may be fixed at up to 100% of the Participant's base salary with the Committee designating the percentage level of participation and maximum bonus for each officer of the Company while management designates the percentage level of participation and maximum bonus for other Participants.

     6.2 Written Agreements. Each Award granted under the Plan shall be evidenced by a written agreement, the form of which shall be consistent with the terms and conditions of the Plan and applicable law, which shall be signed by an officer of the Company and the Participant. Until such agreement has been entered into between the Company and the Participant, the Participant shall have no rights in any Award approved by the Committee.

     6.3 Application of Code Section 162(m). Code Section 162(m) prohibits a publicly-held corporation from taking a deduction for remuneration paid to certain employees in excess of $1,000,000. Code Section 162(m)(4)(C) provides that remuneration payable solely on account of the attainment of one or more performance goals is not counted toward this limitation, but only if certain conditions are satisfied. To the extent that any Award is intended to satisfy the exception contained in Code Section 162(m)(4)(C), the following shall apply to such Award:

(a)	Determination of Performance Goals. The performance goals pursuant to which an Award is made must be determined by a committee of the Board comprised solely of two or more "outside directors," as that term is defined under Code Section 162 and the regulations thereunder (the "Outside Directors Committee"). The Committee may serve as the Outside Directors Committee if it meets these requirements. The performance goals established by the Outside Directors Committee must be objective, and remuneration intended to be excepted under Code Section 162(m)(4)(C) must be contingent upon the attainment of the performance goals.

(b)	Approval of Performance Goals. The material terms under which the remuneration is to be paid, including the performance goals, are disclosed to shareholders and approved by a majority of the vote in a separate shareholder vote before the payment of such remuneration.

(c)	Certification of Satisfaction of Performance Goals. The Outside Directors Committee must certify that the performance goals and any other material terms and conditions were in fact satisfied.

(d)	Satisfaction of Code Section 162(m). In all other respects, the requirements of Code Section 162(m)(4)(C) and the regulations thereunder must be satisfied.

ARTICLE VII

PAYMENT FOR AWARDS

     7.1 General. Payments required, if any, upon a Participant's exercise of an Award under the Plan may be made in the form of: (i) cash; (ii) Company stock; (iii) a combination of cash and Company stock; or (iv) such other forms or means that the Committee shall determine in its discretion and in such manner as is consistent with the Plan's purpose and the Code, the Exchange Act, or other applicable laws or regulations.

ARTICLE VIII

EFFECT OF TERMINATION OF EMPLOYMENT ON BENEFITS

     8.1 Termination by Reason of Death. Unless otherwise provided in an agreement governing the grant of an Award or as determined by the Committee, if a Participant incurs termination of employment due to death:

     (a) Any unexpired and unexercised Options and/or Stock Appreciation Rights held by such Participant shall thereafter be fully exercisable (whether or not such Options or Stock Appreciation Rights were fully vested at the time of the Participant's death) by the deceased Participant’s estate or by a person who acquired the right to exercise the Option or Stock Appreciation Right by bequest or inheritance for a period of one year immediately following the date of death, or until the expiration of the Option or Stock Appreciation Right if shorter.

(b)	Any restrictions on shares of Restricted Stock shall lapse and the Participant shall be fully vested in the Restricted Stock.

(c)	The Participant shall receive a prorated payout of any Performance Stock Awards, Performance Stock Unit Awards, Performance Unit Awards and Annual Long-Term Incentive Awards. The prorated payout shall be determined by the Committee, in its sole discretion, and shall be based upon the length of time that the Participant held such Awards during the period for which performance is measured and the achievement of the established performance goals.

     8.2 Termination by Reason of Disability. Unless otherwise provided in an agreement governing the grant of an Award or as determined by the Committee, if a Participant incurs termination of employment due to disability:

(a)	Any unexpired and unexercised Options and/or Stock Appreciation Rights held by such Participant shall thereafter be fully exercisable (whether or not such Options or Stock Appreciation Rights were fully vested at the time the Participant became disabled) for a period of three years (except for incentive stock options, in which case the period shall be one year) immediately following the date of such termination of employment, or until the expiration of the Option or Stock Appreciation Right if shorter. The Participant's death at any time following such termination due to disability shall not affect the foregoing. In the event of termination due to disability, if an incentive stock option is exercised more than one year after such termination of employment (or such other time period as may apply under Section 422 of the Code), such Option shall thereafter be treated as a non-qualified stock option.

(b)	Any restrictions on shares of Restricted Stock shall lapse and the Participant shall be fully vested in the Restricted Stock.

(c)	The Participant shall receive a prorated payout of any Performance Stock Awards, Performance Stock Unit Awards, Performance Unit Awards and Annual Long-Term Incentive Awards. The prorated payout shall be determined by the Committee, in its sole discretion, and shall be base upon the length of time that the Participant held such Awards during the period for which performance is measured and the achievement of the established performance goals.

Unless otherwise defined in the agreement governing the grant of an Award, "disability" shall mean a mental or physical illness or injury that entitles the Participant to receive benefits under the long term disability plan of the Company or a Subsidiary, or if the Participant is not covered by such a plan, a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant's duties for the Company or a Subsidiary. Notwithstanding the foregoing, a "disability" shall not qualify under the Plan if it is the result of: (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered or incurred, while participating in a criminal offense. The determination of disability shall be made by the Committee. The determination of disability for purposes of the Plan shall not be construed as an admission of disability for any other purpose.

     8.3 Voluntary Termination Before Retirement or Termination for Cause. Unless otherwise provided in an agreement governing the grant of an Award or as determined by the Committee, if a Participant voluntarily terminates his or her employment before retirement or is terminated for cause:

(a)	Any unexpired and unexercised Options and/or Stock Appreciation Rights held by such Participant shall immediately terminate. The death or disability of the Participant after such a termination of employment shall not renew the exercisability of any Option or Stock Appreciation Right.

(b)	All shares of Restricted Stock still subject to restriction shall be forfeited by the Participant, except the Committee shall have the discretion in whole or in part to waive any or all remaining restrictions with respect to any or all of such Participant's shares of Restricted Stock.

(c)	All Performance Stock Awards, Performance Stock Unit Awards, Performance Unit Awards and Annual Long-Term Incentive Awards shall be forfeited by the Participant to the Company.

Unless otherwise defined in the agreement governing the grant of an Award, "termination for cause" shall mean termination because of (i) any act or failure to act deemed to constitute cause under the Company's established practices policies or guidelines applicable to the Participant or (b) the Participant's act or omission constituting gross misconduct with respect to the Company or a Subsidiary in any material respect.

     8.4 Other Termination. Unless otherwise provided in an agreement governing the grant of an Award or as determined by the Committee, if a Participant's employment terminates for any reason (including retirement) other than the reasons listed in Section 8.1 through 8.3 above:

(a)	Any unexpired and unexercised Options and/or Stock Appreciation Rights held by such Participant shall thereupon terminate, except that any such Option or Stock Appreciation Right, to the extent vested on the date of the Participant's termination, may be exercised by the Participant for a period of three years (except for incentive stock options, in which case the period shall be (3) three months) immediately following the date of such termination of employment, or until the expiration of the Option or Stock Appreciation Right if shorter. The death or disability of the Participant after such a termination of employment shall not extend the time permitted to exercise an Option or Stock Appreciation Right.

(b)	All shares of Restricted Stock still subject to restriction shall be forfeited by the Participant, except the Committee shall have the discretion in whole or in part to waive any or all remaining restrictions with respect to any or all of such Participant's shares of Restricted Stock.

(c)	The Participant shall receive a prorated payout of any Performance Stock Awards, Performance Stock Unit Awards, Performance Unit Awards and Annual Long-Term Incentive Awards. The prorated payout shall be determined by the Committee, in its sole discretion, and shall be based upon the length of time that the Participant held such Awards during the period for which performance is measured and the achievement of the established performance goals.

Unless otherwise defined in the agreement governing the grant of an Award, "retirement" shall mean the Participant's termination of employment after attaining either normal retirement age or the early retirement age as defined in the principal (as determined by the Committee) tax-qualified plan of the Company or Subsidiary, and if the Participant is not covered by such a plan, then age 65, or age 55 with the accrual of 10 years of service.

ARTICLE IX

NONTRANSFERABILITY

     9.1 General. Unless otherwise provided in an agreement governing the grant of an Award, a Participant's rights shall be exercisable during the Participant's lifetime only by the Participant, and no Award may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated; provided, that Options and Stock Appreciation Rights are transferable by will or pursuant to the laws of descent and distribution.

ARTICLE X

ADJUSTMENT PROVISIONS

     10.1 Changes in Capitalization. If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (by stock dividends, stock splits, split-up, spin-off, or similar transactions):

(a)	the total number of shares reserved for issuance under this Plan, the number of shares covered by or subject to each outstanding Award, and the number of outstanding Performance Stock Units, shall be adjusted so that the aggregate consideration payable to the Company, if any, and the value of each such Award shall not be changed; and

(b)	the maximum number of Options, Stock Appreciation Rights, Performance Stock Units and shares of Performance Stock that may be granted to any Participant in any fiscal year of the Company shall be proportionately adjusted to reflect the increase or decrease in the issued shared of Common Stock.

     10.2 Reorganization, Sale, etc.. Awards granted hereunder may also contain provisions for their continuation, acceleration, immediate vesting, or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, dissolution, liquidation or similar circumstances.

     10.3 Substitutions and Assumptions. If the Company acquires an entity which has issued and outstanding stock options or other rights, the Company may substitute stock options or rights for options or rights of such entity, including options or other rights to acquire stock at less than 100% of the fair market price of the stock at grant. The number and kind of such stock options and other rights shall be determined by the Committee and the total number of shares reserved for issuance under this Plan shall be appropriately adjusted consistent with such determination and in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the Awards granted to, or available for, present or future Participants of this Plan. The number of shares reserved for issuance pursuant to Article III may be increased by the corresponding number of options or other benefits assumed, and, in the case of a substitution, by the net increase in the number of shares subject to options or other benefits before and after the substitution.

ARTICLE XI

AMENDMENT AND TERMINATION OF PLAN

     11.1 General. The Board, without further approval of the Company's shareholders, may amend the Plan from time to time or terminate the Plan at any time, provided that:

(a)	no action authorized by this Article shall reduce the amount of any existing Award or change the terms and conditions thereof without the Participant's consent; and

(b)	no amendment of the Plan shall, without the approval of the Company's shareholders, (i) increase the total number of shares of Common Stock that may be issued under the Plan or increase the amount or type of Awards that may be granted under the Plan; (ii) change the minimum purchase price, if any, of shares of Common Stock that may be made subject to Awards under the Plan; (iii) modify the requirements as to eligibility for an Award under the Plan; (iv) extend the term of the Plan; or (v) constitute a material revision of the Plan under the listing standards of the NYSE or NASDAQ, as applicable (or such other listing standards then applicable to the Company).

ARTICLE XII

MISCELLANEOUS

     12.1 Unfunded Status of Plan. It is intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provides, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

     12.2 Withholding Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award or with respect to any exercise of any Option or Stock Appreciation Right granted under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of any federal, state, local or foreign taxes of any kind required by law to be withheld. Such withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award or that is received upon the exercise of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional upon such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. If the Participant disposes of shares of Common Stock acquired pursuant to an incentive stock option in any transaction considered to be a disqualifying transaction under the Code, the Participant must give written notice of such transfer and the Company shall have the right to deduct any taxes required by law to be withheld from any amounts otherwise payable to the Participant.

     12.3 No Guaranty of Employment. Nothing herein shall be construed to constitute a contract of employment between the Company or Subsidiary and the Participant. Except as may be provided in a written contract, the Company or Subsidiary and each of the Participants continue to have the right to terminate the employment relationship at any time for any reason.

     12.4 Controlling Law. The Plan and all Awards made and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin (other than its law respecting choice of law). The Plan shall be construed to comply with all applicable law and to avoid liability to the Company or a Subsidiary, including, without limitation, liability under Section 16(b) of the Exchange Act.

     12.5 Headings. The headings contained in the Plan are for reference purposes only, and shall not affect the meaning or interpretation of the Plan.

     12.6 Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

     12.7 Successors and Assigns. This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant's heirs, legal representatives and successors.

     12.8 Entire Agreement. This Plan and any agreements governing the grant of Awards hereunder to any Participant constitute the entire agreement with respect to the subject matter hereof with respect to such Participant, provided that in the event of any inconsistency between the Plan and any such agreement(s), the terms and conditions of the Plan shall control.